BANK OF GEORGIA
                          2100 Experiment Station Road
                           Watkinsville, Georgia 30677

                         PROXY SOLICITED BY THE BOARD OF
                                 BANK OF GEORGIA
                      FOR A SPECIAL MEETING OF SHAREHOLDERS
                                __________, 1998

         The undersigned shareholder of Bank of Georgia hereby appoints ______________ and _______________________ each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of Shareholders of Bank of Georgia to be held at _________, local time, on _________, 1998 at Bank of Georgia's office at 2100 Experiment Station Road, Watkinsville, Georgia 30677 or at any adjournment thereof.

         (1) PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER BY AND BETWEEN BANK OF GEORGIA AND ATHENS FIRST BANK & TRUST COMPANY AND JOINED INTO BY SYNOVUS FINANCIAL CORP.

                  FOR______               AGAINST______            ABSTAIN_____

         (2) IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF
                  SHAREHOLDERS.

IF NO DIRECTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL (1).

Dated:_______________, 1998                 ___________________________________
                                                 Signature(s) of Shareholder

Please sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title, and if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer.

Please fill in, date and sign the proxy and return it in the enclosed postpaid envelope.

                                  Exhibit 99.1